Exhibit 99.1

Q1 2022

Schwartz House. Designed by Frank Lloyd Wright

Shareholder Letter

airbnb

Q1 2022

Nights and Experiences Booked In Q1 2022, Nights and Experiences Booked surpassed pre-pandemic levels and exceeded 100 million for the first time ever, driven by North America, EMEA and Latin America.	102.1M
59% Y/Y 26% Y/3Y

Gross Booking Value (GBV) Strong growth in Nights and Experiences Booked combined with continued higher Average Daily Rates (“ADR”) drove over $17 billion of GBV in Q1 2022.	$17.2B
67% Y/Y 71% Y/Y (ex-FX) 73% Y/3Y

Revenue Revenue of $1.5 billion increased by 80% from Q1 2019, and by 70% from Q1 2021—demonstrating the strength of the travel rebound.	$1.5B
70% Y/Y 74% Y/Y (ex-FX) 80% Y/3Y

Net Loss Net loss was significantly improved from prior years due to strong revenue growth combined with cost management and the absence of certain one-time charges a year ago.	$(19)M
$(1.2)B Q1 2021 $(292)M Q1 2019

Adjusted EBITDA* We achieved our first positive Q1 Adjusted EBITDA, demonstrating the continued strength of the business and discipline in managing our cost structure.	$229M
$(59)M Q1 2021 $(248)M Q1 2019

* A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

Q1 2022 Shareholder Letter

Two years since the pandemic began, a new world of travel has emerged. Millions of people are now more flexible about where they live and work. As a result, they’re spreading out to thousands of towns and cities, staying for weeks, months, or even entire seasons at a time. Through our adaptability and relentless innovation, we’ve been able to quickly respond to this changing world of travel. Now, two years into the pandemic, Airbnb is substantially stronger than ever before.

In Q1 2022, we exceeded 100 million Nights and Experiences Booked, our largest quarterly number ever. GBV of $17.2 billion and revenue of $1.5 billion in Q1 2022 were both more than 70% higher than pre-pandemic Q1 2019 levels. And through our focus and discipline, we delivered $229 million of Adjusted EBITDA, $1.2 billion of net cash provided by operating activities and $1.2 billion of free cash flow in the quarter.1

May 11: Airbnb 2022 Summer Release

Our culture of relentless innovation has allowed us to respond to this moment. In 2021, we introduced more than 150 upgrades across every aspect of the Airbnb service. On May 11, 2022, we will introduce a new Airbnb for a new world of travel.

1 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

Searching for travel online has worked the same way for the past 25 years: you enter a location and dates into a search box. But the world has changed. Millions of people are more flexible about where and when they can travel. With homes in over 100,000 towns and cities, Airbnb opens up a world of possibilities.

To help guests discover these possibilities, we’re introducing the biggest change to Airbnb in a decade. With a completely new way to search, guests will be able to discover millions of unique homes they never thought to search for. And when they book, guests will have the confidence of knowing that Airbnb has their back each step of the way. To learn more, join us at airbnb.com/2022-summer on May 11, 9 a.m. EDT.

Q1 2022 Financial Results

Here is a snapshot of our Q1 2022 results:

•

Q1 revenue of $1.5 billion grew 70% year over year. It also exceeded pre-pandemic Q1 2019 revenue by 80%. The strong revenue growth was driven by the combination of growth in Nights and Experiences Booked, and continued strength in ADR, despite the ongoing pandemic, the war in Ukraine, and macroeconomic headwinds.

•

Q1 net loss of $19 million significantly improved from both Q1 2019 and Q1 2021. Net loss in Q1 2022 improved by $273 million compared to Q1 2019 primarily due to our revenue growth and cost management, partially offset by our investment in product development. Net loss in Q1 2022 also improved by $1.2 billion compared to Q1 2021 due to higher revenue combined with cost management and the absence of certain significant charges in Q1 2022.

•

Q1 Adjusted EBITDA of $229 million was our first profitable Q1. Adjusted EBITDA in Q1 2022 of $229 million was a significant improvement from losses in both Q1 2019 and Q1 2021. Adjusted EBITDA margin was 15% for Q1 2022. This substantial improvement in Adjusted EBITDA demonstrates the continued strength of our business and discipline in managing our cost structure.[2]

•

Q1 free cash flow exceeded $1 billion. Q1 2022 net cash provided by operating activities was $1.2 billion, up from $618 million in Q1 2021. Free cash flow of $1.2 billion was an all-time high, up from $611 million in Q1 2021.[3] The year over year increase in free cash flow was driven by revenue growth and margin expansion, as well as seasonal bookings growth driving increased unearned fees.

Business Highlights

The travel recovery that began in 2021 has accelerated into Q1 2022. Despite global headwinds in the quarter, Nights and Experiences Booked surpassed pre-pandemic levels and exceeded 100 million for the first time ever, demonstrating strong global demand for travel.

This incredible start to 2022 was driven by a number of positive business trends:

2, 3 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

•

Guests are booking more than ever before. In Q1 2022, gross nights booked grew 32% compared to Q1 2019 despite ongoing pandemic concerns, the war in Ukraine, and macroeconomic headwinds. People are becoming increasingly confident in booking travel further in advance, with lead times even surpassing 2019 levels by the end of Q1. Looking ahead, we see strong sustained pent-up demand. As of the end of April 2022, we had 30% more nights booked for the summer travel season than at this time in 2019, and the growth from 2019 is higher the further we look out this year.

•

Guests are returning to cities and crossing borders. At the beginning of the pandemic, guests preferred to travel to non-urban destinations close to home. We continue to see this trend persist with Q1 2022 non-urban gross nights booked increasing 80% compared to Q1 2019. Domestic gross nights booked also increased 65% compared to Q1 2019. At the same time, guests are returning to cities and crossing borders once more. Gross nights booked to high-density urban destinations grew 80% compared to Q1 2021, exceeding pre-pandemic Q1 2019 levels, and gross nights booked for cross-border travel more than tripled from Q1 2021, returning to near pre-pandemic Q1 2019 levels.

•

Guests are staying longer, even living on Airbnb. While short-term stays rebounded strongly in Q1 2022, long-term stays of 28 days or more continue to be our fastest-growing category by trip length compared to 2019. Long-term stays are at an all-time high, more than doubling in size from Q1 2019.

•

Our innovations are inspiring guests to discover thousands of new places. We believe our product is shifting how guests search and book for travel. Since we introduced I’m Flexible last year, the feature has been used over 2 billion times and we believe has helped distribute guest demand more widely. Guests who use I’m Flexible are more likely to book in less popular places.

•

Our Host community continues to expand. Destinations with the strongest demand are showing the most supply growth, with non-urban active listings growing 21% in North America and 15% globally, compared to Q1 2021. And as demand returns to cities, we are also seeing a return to growth in total urban supply. Our innovations, including our new Host onboarding flow and our Ask a Superhost program, are further supporting this growth and helping new Hosts be successful. New listings that were activated and booked in Q1 2022 are getting booked faster compared to a year ago, with the average time to get a first booking for the majority of new listings being about a week.

Ukraine: The power of our community

Over the past few months, millions of lives have been devastated by the unfolding scenes of violence in Ukraine. This conflict has produced one of the largest humanitarian crises since World War II. Through our platform and the generosity of our Hosts and donors, Airbnb and Airbnb.org have been supporting displaced people for almost a decade, providing them with temporary housing around the world.

On February 28, Airbnb and Airbnb.org announced that Airbnb.org would offer free, temporary housing for up to 100,000 refugees fleeing from Ukraine. Airbnb.org has been working to establish partnerships with international and regional nonprofits active on the ground, who are coordinating stays for refugee guests, regardless of nationality, race, ethnicity, or how they identify.

Over the last few months, Airbnb.org has received an overwhelmingly positive response from individuals looking to assist this effort. To date, more than 34,000 people have signed up to offer their homes to refugees through Airbnb.org, including more than 20,000 across Europe and more than 7,000 in the U.S. More than 14,000 people have now received temporary accommodations through Airbnb.org in Europe.

Airbnb.org has also received more than $7 million in small-dollar, direct donations from a total of more than 80,000 individual donors across 95 countries. Airbnb and its founders have committed $17 million so far to Airbnb.org to help cover costs associated with providing stays for refugees fleeing Ukraine, and Airbnb employees have donated a total of more than $650,000 to support Airbnb.org’s effort as well as other nonprofits working on the ground in Ukraine.

In March, a collective effort by our guests demonstrated the power of our community. Airbnb guests began booking homes in Ukraine without any intention of staying in them as a way to support Ukrainian Hosts. Guests were able to choose the Hosts they wanted to support and in certain cases, communicate with the Hosts. We waived all guest and Host fees on these bookings to ensure that all earnings went directly to Hosts. For the quarter ended March 31, 2022, approximately 600,000 nights were booked in Ukraine with a total GBV of about $20 million.

News of a novel way to support Ukrainian Hosts surged when a tweet from Tommy Marcus—aka Quentin Quarantino—went viral. Airbnb guests rapidly started booking homes in the Ukraine with no intention of staying.

Meet Jason.

Jason Burrell, Host since 2011

Jason is proud to showcase the creativity of other artists in his Airbnb where he’s welcomed guests from all over the world, with some staying longer than a week and others arriving mid-week due to their increased flexibility.

Jason, a lifelong Chicagoan, designed his Airbnb as homage to his hometown. All the books in his Airbnb are about Chicago or by local authors. He also placed record players in each of his Airbnb units and curated the vinyl records, which are all by Chicago artists. Even the art hanging on the walls are made by Chicago artists. No detail is too small—the coffee cups are made by a local ceramics artist.

“I really wanted Chicago to be at its core without being over the top,” he said about his Airbnb.

Since 2019, Jason has been a Host of three units in a brick faced building he bought decades ago in Chicago’s northside. He runs a neighborhood bar/coffee shop, located on the first floor of the building.

“I wanted to have this cohesive, flowing experience where people could enjoy the Airbnb for what it is and also have a homebase downstairs where they can have coffee, breakfast or a night cap,” Jason said.

After certain pandemic-related restrictions were lifted, he has seen his bookings rebound, but in new ways. With greater flexibility and remote working options, more Airbnb guests are traveling longer, including some of Jason’s guests who are booking eight to 10 nights that enable them to visit family, and explore the neighborhood, all while working remotely.

Before the pandemic, Jason’s bookings would typically cluster over the weekends. But now guests are booking stays that are more dispersed throughout the days of the week. They’re working from local Chicago offices, attending a conference, or enjoying a change of scenery. Jason says he’s still getting the long weekend bookings, but is also getting bookings throughout the work week, which he describes as “a nice mix.”

For Jason, Airbnb hosting comes down to three components. “First is communication; second, cleanliness; third is design,” he said. “If all of those three things come together, people feel comforted by that.” He’s been touched to read reviews from his guests that are lengthy and thoughtful, that talk about the details of his place.

“This is hospitality,” he said. “This is the only business I’ve known. I’ve worked to make people feel comfortable and welcome. They’re staying in a home that I’m passing along to them.”

Q1 2022 Business and Financial Performance

Q1 2022 102.1M	$17.2B

Nights & Experiences Booked	Gross Booking Value

59% Y/Y	67% Y/Y
26% Y/3Y	71% Y/Y (ex-FX)
73% Y/3Y

Q1 2022

In Q1 2022, Nights and Experiences Booked of 102.1 million represented a significant increase from a year ago (59% Y/Y) and for the first time, significantly surpassed pre-pandemic Q1 2019 levels (26% Y/3Y). The combination of the increase in Nights and Experiences Booked, combined with continued strength in ADR, drove record level GBV. In Q1 2022, GBV was $17.2 billion, representing a year-over-year increase of 67% (or 71% ex-FX) and an increase of 73% compared to Q1 2019.

Geographic mix

The trends in our recovery continue to vary by region due to a variety of factors, including the emergence of COVID variants, vaccination rates, COVID caseloads and associated travel restrictions, as well as historical cross-border vs. domestic travel dependence. In Q1 2022, we saw strength in all regions relative to Q4 2021. Meanwhile, global cancellation rates remained slightly higher than 2019 levels, but below 2020 levels. Q1 2022 regional highlights include:

•

North America remained strong, with Nights and Experiences Booked showing compounding growth on top of the recovery experienced in 2021. Specifically, Nights and Experiences Booked in Q1 increased nearly 55% above the level achieved in the same quarter of 2019, and 25% above Q1 2021, primarily driven by the U.S.

•

In EMEA, Nights and Experiences Booked were above Q1 2019 levels for the first time since the pandemic began. Despite COVID variants and the war in Ukraine, Nights and Experiences Booked were up by approximately 20% compared to Q1 2019.

•

In Latin America, Nights and Experiences Booked were about 65% higher than Q1 2019 with continued resilience in certain countries, such as Brazil and Mexico, where both domestic and inbound cross-border travel continued to strengthen.

•

In Asia Pacific, Nights and Experiences Booked remained depressed compared to Q1 2019 as the region has historically been more reliant on cross-border travel than other regions. In Q1 2022, we did see sequential recovery relative to Q4 in the region, excluding China where record levels of COVID cases were confirmed and severe lockdowns began. As borders continue to open and pent-up demand in the region is realized, we expect a similar rebound in APAC as we have seen in other regions. We will be ready for this rebound, and expect APAC to represent a significant growth opportunity for Airbnb over the long-term.

•	Excluding Asia Pacific, global Nights and Experiences Booked exceeded 2019 levels by nearly 40% in Q1 2022.

Travel corridors and distance

While domestic and short-distance travel continued to be more popular than in 2019, we saw continued improvement in both longer-distance and cross-border travel during Q1 2022. Gross nights booked for cross-border travel recovered to 2019 levels in Q1 2022, up from only 33% of 2019 levels in Q1 2021 and 76% of 2019 levels in Q4 2021. As more countries continue to reduce travel restrictions, we expect a continued, albeit choppy, recovery of cross-border travel to be a further tailwind to future results.

Urban vs. non-urban

As seen in prior quarters, growth for gross nights booked was strongest in non-urban areas during Q1 2022 compared to Q1 2019. At the same time, we are now seeing strong signs of travelers returning to cities (historically one of the strongest areas of our business). Gross nights booked to high-density urban areas increased 80% in Q1 2022 compared to the same prior year quarter, representing 46% of our gross nights booked in Q1 2022, up from 41% in Q1 2021, but still down from 58% in Q1 2019.

Trip length

In Q1 2022, long-term stays of 28 days or more remained our fastest-growing category by trip length compared to 2019 as the way people travel and live continues to change. Long-term stays accounted for 21% of gross nights booked in Q1 2022, up from 13% in Q1 2019 and down from 24% in Q1 2021. While the percentage of long-term stays varies depending on short-term stays, the number of long-term stays were at an all-time high in Q1 2022. Overall, 48% of gross nights booked were from stays of at least seven nights in Q1 2022.

Average daily rates

ADR averaged $168 in Q1 2022, representing a 37% increase compared to the same period in 2019, and a 5% increase from Q1 2021. The primary drivers of higher ADR relative to 2019 remain both business mix shift and price appreciation, with price appreciation having a larger impact over time. Mix shift has been primarily towards bookings in North America, entire homes, and non-urban destinations, all of which tend to have higher ADR. Price appreciation has been driven by strong demand as well as hospitality sector-wide price appreciation. The 5% year over year increase from Q1 2021 was entirely driven by price appreciation, which more than offset some negative impact from mix as urban destinations and other bookings that tend to have lower ADR rebounded.

Supply

We ended Q1 2022 with over 6 million active listings. Growth was again strongest in non-urban areas, where guest demand was highest. And as demand returns to cities, we are also seeing a return to growth in total urban supply. Consistent with where we’ve generally seen bookings recover, we’ve seen the most active listings growth in Q1 2022 compared to Q1 2019 in Latin America, followed by North America and EMEA.

Q1 2022
$1.5B	$(19)M	$229M
Revenue	Net Loss	Adjusted EBITDA[4]
70% Y/Y
74% Y/Y (ex-FX)
80% Y/3Y

Q1 2022

In Q1 2022, revenue was $1.5 billion, our strongest first quarter ever, representing a year-over-year increase of 70% (or 74% ex-FX). The increase in revenue was driven by the recovery in Nights and Experiences Booked, combined with a higher ADR.

During Q1 2022, the implied take rate (defined as revenue divided by GBV) was 8.8%, which was consistent with Q1 2021 and Q1 2019. Seasonal trends in our GBV and revenue impact the implied take rate. We historically achieve our highest GBV in the first and second quarters of the year with comparatively lower check-ins. In contrast, we historically have the highest revenue in the third quarter, our strongest seasonal quarter for check-ins.

While we have seen COVID distort the historical patterns of seasonality in 2020 and to a lesser extent, the first half of 2021 as a result of travel restrictions and changing travel preferences relating to the pandemic, we are seeing pre-pandemic patterns of seasonality return in 2022.

Operating expenses in Q1 2022 included the impact of $195 million of stock-based compensation expense, which is excluded from Adjusted EBITDA. All operating expense line-items (excluding the impact of stock-based compensation expense), increased more slowly year-over-year than revenue, allowing for considerable margin expansion.5

Net loss in Q1 2022 was $19 million compared with net loss of $1.2 billion in Q1 2021 and $292 million in Q1 2019. This positive change in Q1 2022 compared to both prior periods was driven by substantially higher revenue. In addition, our net loss in Q1 2021 included $782 million of significant one-time items, including a $377 million of loss on extinguishment of debt related to the repayment of our term loans, a mark-to-market adjustment of $292 million related to warrants issued in connection with a term loan agreement, and a $113 million impairment for operating lease assets and leasehold improvements related to office space in San Francisco that we deemed no longer necessary given our restructuring in 2020 and cost cutting efforts.

Adjusted EBITDA for Q1 2022 was $229 million, our first positive Q1 Adjusted EBITDA, which was substantially improved compared to Adjusted EBITDA in Q1 2021 of $(59) million and Q1 2019 of $(248) million.6 This substantial improvement in Adjusted EBITDA demonstrates the strength of our revenue

4, 5, 6 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

recovery and the benefit of strong ADRs, coupled with our disciplined spending. Relative to Q1 2019, Adjusted EBITDA margins increased 45 percentage points (from negative 30% in Q1 2019 to positive 15% in Q1 2022). Relative to Q1 2021, Adjusted EBITDA margins increased 22 percentage points (from negative 7% in Q1 2021 to positive 15% in Q1 2022).

Quarterly Revenue ($M)

Q1 revenue of $1.5 billion grew 70% year over year.

Quarterly Net Loss ($M)

Q1 net loss of $19 million significantly improved from both Q1 2019 and Q1 2021.

Quarterly Adjusted EBITDA ($M)

Q1 Adjusted EBITDA of $229 million was our first profitable Q1.

Balance Sheet and Cash Flows

For the three months ended March 31, 2022, we reported $1.2 billion of net cash provided by operating activities and $1.2 billion of Free Cash Flow, our highest ever.7 The year over year increase in free cash flow was driven by revenue growth and margin expansion, as well as bookings growth driving increased unearned fees.

Due to seasonality, Q1 2022 cash flow typically benefits from unearned fees that are generated by bookings in the quarter, but not recognized as revenue until future periods. Unearned fees totaled $1.7 billion at the end of Q1 2022, our highest ever, compared to $904 million at the end of Q4 2021.

As of March 31, 2022, we had $9.3 billion of cash, cash equivalents, marketable securities, and restricted cash. We also had $6.1 billion of funds held on behalf of guests at the end of Q1 2022.

Outlook

Nights and Experiences Booked and GBV

One month into the second quarter of 2022, we are excited about the continuing strong demand coming out of North America, EMEA and Latin America. Specifically, in Europe and Latin America, we saw the number of nights stayed for the Easter holiday in April eclipse 2019 levels. Heading into peak travel season in Q3 2022, we are seeing substantial demand for summer travel months in EMEA and North America. We are also seeing higher than historical demand for Q4, which indicates that consumer confidence to travel remains strong beyond the summer months.

As we lap the beginning of the travel rebound that started last year, we are particularly encouraged by the compounding growth we are seeing in North America. U.S. domestic demand this year has so far outpaced our internal expectations and we are encouraged by U.S. international bookings exceeding 2019 levels.

Consistent with our outlook last quarter, we recommend indexing quarterly nights booked growth in 2022 to 2019 rather than 2021, as the seasonality in 2021 was different than normal. In 2021, guests delayed booking for summer travel from Q1 to Q2, resulting in muted growth in Q1 followed by significant acceleration in Q2. In 2022, we have seen lead times for bookings normalize with a substantial number of bookings in Q1 2022 already made for peak travel season. As a result, we anticipate that the Nights and Experiences Booked growth rate in Q2 2022 (compared to Q2 2019) will approximate the growth rate in Q1 2022 (compared to Q1 2019).

Opportunities for acceleration in nights booked include further improvement in EMEA, meaningful recovery in Asia Pacific, a normalization of cancellations, and incremental growth from cross-border travel. Risks to nights booked in Q2 2022 and the remainder of the year include additional COVID outbreaks, any impact to travel from the conflict in Ukraine, and consumer price sensitivity.

We expect ADR to be flat in Q2 2022 on a year-over-year basis. Stable ADR in Q2 2022 suggests that Nights and Experiences Booked growth in Q2 will be a good indicator of GBV growth in Q2, both on a year-over-year basis.

7 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

Revenue and EBITDA

One year after the travel rebound of the century began, we are looking forward to another strong summer travel season. Specifically, we expect to deliver Q2 2022 revenue between $2.03 billion and $2.13 billion. As we approach peak travel months, we expect our revenue as a share of GBV to increase in Q2 2022 relative to Q1 2022, consistent with historical seasonality.

Turning to expenses, we are incredibly proud of the progress we’ve made in the last two years reducing per-unit variable costs, increasing marketing efficiency, and tightly managing fixed expenses. We expect this progress to continue in Q2 2022, driving a low double-digit EBITDA margin percentage improvement on a year-over-year basis.

Full year revenue and Adjusted EBITDA remain highly sensitive to movements in ADR. For the full year, we currently expect sales and marketing expense as a percent of revenue to remain relatively flat compared to 2021, while continued fixed cost discipline may be offset by the impact of lower ADR. We currently anticipate delivering modest Adjusted EBITDA margin expansion for the full-year 2022 relative to 2021. On a quarterly basis, margin expansion will be heavily weighted to the first half of the year.

Earnings Webcast

Airbnb will host an audio webcast to discuss its first quarter results at 2:30 p.m. PT / 5:30 p.m. ET on Tuesday, May 3, 2022. The link to the webcast will be made available on Airbnb’s Investor Relations website at https://investors.airbnb.com.

Interested parties can register for the call in advance by visiting https://www.incommglobalevents.com/registration/q4inc/10775/airbnb-q1-2022-earnings-call/. After registering, instructions will be shared on how to join the call.

Following the call, a replay of the webcast will be available on the Airbnb Investor Relations website. A telephonic replay will be also available for three weeks following the call at (866) 813-9403 or (929) 458-6194 using conference ID: 174843.

Investor Relations Contact

ir@airbnb.com

Press Contact

contact.press@airbnb.com

About Airbnb

Airbnb was born in 2007 when two Hosts welcomed three guests to their San Francisco home. It has since grown to 4 million Hosts who have welcomed more than 1 billion guest arrivals across over 220 countries and regions. Every day, Hosts offer unique stays and one-of-a-kind activities that make it possible for guests to experience the world in a more authentic, connected way.

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Airbnb, Inc. and its consolidated subsidiaries (the “Company”), including its financial outlook for the second quarter of 2022 and full year 2022; the other expectations described under “Outlook” above; the Company’s expectations regarding the impact of the COVID-19 pandemic on its business, travel trends, and the travel industry; the Company’s expectations regarding travel trends and the travel industry generally; the Company’s expectations with respect to the demand for bookings; the Company’s plan to introduce a new Airbnb for a new world of travel; the Company’s expectations regarding a bookings rebound in APAC and the expectation that APAC will represent a significant growth opportunity for the Company over the long-term, the recovery of cross-border travel and travel demand in cities; the impact of the lifting of travel restrictions; the growth of supply listings in cities; the Company’s expectations regarding its financial performance, including its revenue, Adjusted EBITDA, Adjusted EBITDA margin, expenses and costs; the Company’s expectations regarding future operating performance, including Nights and Experiences Booked and GBV; opportunities for acceleration in nights booked; the Company’s expectations regarding ADR; seasonality, including the return of pre-pandemic patterns of seasonality in 2022, and the impact of seasonality on the Company’s business; and the Company’s business strategy, plans, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “outlook,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the effects of the COVID-19 pandemic on the Company’s business, including as a result of new strains or variants of the virus, the travel industry, travel trends, and the global economy generally; the Company’s ability to retain existing Hosts and guests and add new Hosts and guests; any further and continued decline or disruption in the travel and hospitality industries or economic downturn; the Company’s ability to compete successfully; changes to the laws and regulations that may limit the Company’s Hosts’ ability and willingness to provide their listings, and/or result in significant fines, liabilities, and penalties to the Company; the effect of extensive regulation and oversight, litigation, and other proceedings related to the Company’s business in a variety of areas; the Company’s ability to maintain its brand and reputation, and effectively drive traffic to its platform; the effectiveness of the Company’s strategy and business initiatives, including measures to improve trust and safety; the Company’s operations in international markets; the Company’s substantial level of indebtedness; and changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and any subsequent filings, which are or will be on file with the SEC and available on the investor relations page of the Company’s website. All forward looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

The information that can be accessed through hyperlinks or website addresses included herein is deemed not to be incorporated in or part of this letter.

Non-GAAP Financial Measures

In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in evaluating our operating performance. We use the following non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided below. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Our non-GAAP financial measures include Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and trailing twelve months (“TTM”) Free Cash Flow.

Adjusted EBITDA is defined as net income or loss adjusted for (i) provision for (benefit from) income taxes; (ii) interest income, interest expense, and other income (expense), net; (iii) depreciation and amortization; (iv) stock-based compensation expense and stock-settlement obligations related to the IPO; (v) acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements; (vi) net changes to the reserves for lodging taxes for which management believes it is probable that we may be held jointly liable with Hosts for collecting and remitting such taxes; and (vii) restructuring charges.

The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. Reconciliations of expected Adjusted EBITDA and Adjusted EBITDA margins to corresponding net income (loss) and net income (loss) margins have not been provided because of the unpredictability of certain of the items excluded from Adjusted EBITDA and because we cannot determine their probable significance. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted EBITDA in this letter because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluating performance, and performing strategic planning and annual budgeting. Adjusted EBITDA also excludes certain items related to transactional tax matters, for which management believes it is probable that we may be held jointly liable with Hosts in certain jurisdictions.

Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:

•

Adjusted EBITDA does not reflect interest income (expense) and other income (expense), net, which include loss on extinguishment of debt and unrealized and realized gains and losses on foreign currency exchange, investments, and financial instruments, including the warrants issued in connection with a term loan agreement entered into in April 2020. We amended the anti-dilution feature in the warrant agreements in March 2021. The balance of the warrants of $1.3 billion was reclassified from liability to equity as the amended warrants met the requirements for equity classification and are no longer remeasured at each reporting period;

•

Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash requirements for such replacements or for new capital expenditure requirements;

•

Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy as well as stock settlement obligations, which represent employer and related taxes related to the IPO;

•

Adjusted EBITDA excludes acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements. The contingent consideration, which was in the form of equity, was valued as of the acquisition date and is marked-to-market at each reporting period based on factors including our stock price;

•

Adjusted EBITDA does not reflect net changes to reserves for lodging taxes for which management believes it is probable that we may be held jointly liable with Hosts for collecting and remitting such taxes; and

•	Adjusted EBITDA does not reflect restructuring charges, which include severance and other employee costs, lease impairments, and contract amendments and terminations.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including net income (loss) and our other GAAP results.

Free Cash Flow represents net cash provided by (used in) operating activities less purchases of property and equipment. We believe that Free Cash Flow is a meaningful indicator of liquidity that provides information to management and investors about the amount of cash generated from operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business, growth through acquisitions, and strengthening our balance sheet. Our Free

Cash Flow is impacted by the timing of GBV because we collect our service fees at the time of booking, which is generally before a stay or experience occurs. Funds held on behalf of our Hosts and guests and amounts payable to our Hosts and guests do not impact Free Cash Flow, except interest earned on these funds. We track our TTM Free Cash Flow to account for the timing difference in when we receive cash from service fees, which is at the time of booking. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by (used in) operating activities. Free Cash Flow does not reflect our ability to meet future contractual commitments and may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure.

Quarterly Summary

	2019				2021				2022
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1

Nights and Experiences Booked	81.3M	83.9M	85.9M	75.8M	64.4M	83.1M	79.7M	73.4M	102.1M

Y/Y					13%	197%	29%	59%	59%

Y/2019					(21)%	(1)%	(7)%	(3)%	26%

Gross Booking Value	$10.0B	$9.8B	$9.7B	$8.5B	$10.3B	$13.4B	$11.9B	$11.3B	$17.2B

Y/Y					52%	320%	48%	91%	67%
Y/2019					3%	37%	23%	32%	73%

Gross Booking Value per Night and Experience Booked (or ADR)	$122.36	$117.14	$112.39	$112.63	$159.82	$161.45	$149.15	$153.61	$168.07

Y/Y					35%	41%	15%	20%	5%

Y/2019					31%	38%	33%	36%	37%

	2019				2021				2022
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1

Revenue	$839M	$1,214M	$1,646M	$1,107M	$887M	$1,335M	$2,237M	$1,532M	$1,509M

Y/Y	31%	34%	30%	32%	5%	299%	67%	78%	70%

FX Neutral Y/Y					3%	284%	64%	79%	74%

Y/2019					6%	10%	36%	38%	80%

Net income (loss)	$(292)M	$(297)M	$267M	$(352)M	$(1.2)B	$(68)M	$834M	$55M	$(19)M

Adjusted EBITDA	$(248)M	$(43)M	$314M	$(276)M	$(59)M	$217M	$1,101M	$333M	$229M

Net cash provided by (used in) operating activities	$314M	$152M	$(42)M	$(191)M	$618M	$790M	$528M	$382M	$1,202M

Free Cash Flow	$277M	$121M	$(74)M	$(217)M	$611M	$782M	$522M	$378M	$1,196M

TTM Net cash provided by (used in) operating activities				$233M	$435M	$1,482M	$1,672M	$2,318M	$2,902M

TTM Free Cash Flow				$107M	$406M	$1,451M	$1,643M	$2,293M	$2,878M

Quarterly Summary Continued

	2019				2021				2022
	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31

Cash and other liquid assets (1)	$3,480M	$3,407M	$3,350M	$3,084M	$6,608M	$7,459M	$7,935M	$8,337M	$9,337M

Funds receivable and amounts held on behalf of customers	$3,800M	$4,432M	$2,919M	$3,145M	$4,015M	$6,302M	$3,940M	$3,715M	$6,105M

Unearned fees	$966M	$1,050M	$665M	$675M	$946M	$1,484M	$892M	$904M	$1,748M

1 Includes cash and cash equivalents, restricted cash, and marketable securities.

Condensed Consolidated Statements of Operations

Unaudited (in thousands, except per share amounts)

	Three Months Ended March 31
	2021	2022

Revenue	$886,936	$1,508,937

Costs and expenses:

Cost of revenue	254,515	362,623

Operations and support (1)	185,436	233,012

Product development (1)	363,061	362,927

Sales and marketing (1)	229,125	344,616

General and administrative (1)	189,762	210,573

Restructuring charges (1)	111,982	317

Total costs and expenses	1,333,881	1,514,068

Loss from operations	(446,945)	(5,131)

Interest income	3,052	4,744

Interest expense	(421,911)	(5,764)

Other expense, net	(300,098)	(1,935)

Loss before income taxes	(1,165,902)	(8,086)

Provision for income taxes	6,309	10,706

Net loss	$(1,172,211)	$(18,792)

Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(1.95)	$(0.03)

Weighted-average shares used in computing net loss per share attributable to Class A and Class B common stockholders, basic and diluted	600,960	635,314

(1) Includes stock-based compensation expense as follows (in thousands):
	Three Months Ended March 31
	2021	2022

Operations and support	$11,412	$11,695

Product development	143,715	117,876

Sales and marketing	25,901	21,207

General and administrative	48,457	44,114

Restructuring charges	(11)	31

Stock-based compensation expense	$229,474	$194,923

Condensed Consolidated Balance Sheets

Unaudited (in thousands)

	December 31,2021	March 31,2022

Assets

Current assets:

Cash and cash equivalents	$6,067,438	$6,886,628

Marketable securities	2,255,038	2,435,661

Restricted cash	14,764	14,767

Funds receivable and amounts held on behalf of customers	3,715,471	6,104,653

Prepaids and other current assets	333,669	319,738

Total current assets	12,386,380	15,761,447

Property and equipment, net	156,585	142,729

Operating lease right-of-use assets	272,036	263,110

Intangible assets, net	52,308	46,673

Goodwill	652,602	651,864

Other assets, noncurrent	188,563	202,619

Total assets	$13,708,474	$17,068,442

Liabilities and Stockholders’ Equity

Current liabilities:

Accounts payable	$118,361	$128,187

Operating lease liabilities, current	63,479	63,524

Accrued expenses and other current liabilities	1,558,243	1,729,672

Funds payable and amounts payable to customers	3,715,471	6,104,653

Unearned fees	903,728	1,747,746

Total current liabilities	6,359,282	9,773,782

Long-term debt, net of current portion	1,982,537	1,983,578

Operating lease liabilities, noncurrent	372,483	358,908

Other liabilities, noncurrent	218,459	214,758

Total liabilities	8,932,761	12,331,026

Stockholders’ equity:

Common stock	63	64

Additional paid-in capital	11,140,284	11,126,300

Accumulated other comprehensive loss	(6,893)	(12,415)

Accumulated deficit	(6,357,741)	(6,376,533)

Total stockholders’ equity	4,775,713	4,737,416

Total liabilities and stockholders’ equity	$13,708,474	$17,068,442

Condensed Consolidated Statements of Cash Flows

Unaudited (in thousands)

	Three Months Ended March 31

	2021[1]	2022

Cash flows from operating activities:

Net loss	$(1,172,211)	$(18,792)

Adjustments to reconcile net loss to cash provided by operating activities:

Depreciation and amortization	38,252	29,232

Bad debt expense	7,305	9,299

Stock-based compensation expense	229,474	194,923

(Gain) loss on investments, net	(12,171)	1,260

Change in fair value of warrant liability	291,987	-

Amortization of debt discount and debt issuance costs	5,405	1,041

Noncash interest expense, net	1,716	2,106

Foreign exchange (gain) loss	(9,151)	14,854

Impairment of long-lived assets	112,545	-

Loss from extinguishment of debt	377,248	-

Other, net	6,978	14,479

Changes in operating assets and liabilities, net of acquisitions:

Prepaids and other assets	(2,696)	(18,718)

Operating lease right-of-use assets	7,462	9,079

Accounts payable	37,326	10,270

Accrued expenses and other liabilities	167,258	121,922

Operating lease liabilities	(6,650)	(12,982)

Unearned fees	538,332	844,019

Net cash provided by operating activities	618,409	1,201,992

Cash flows from investing activities:

Purchases of property and equipment	(7,706)	(5,959)

Purchases of marketable securities	(1,581,425)	(927,974)

Sales of marketable securities	248,185	146,038

Maturities of marketable securities	168,660	593,772

Other investing activities, net	-	(2,847)

Net cash used in investing activities	(1,172,286)	(196,970)

Condensed Consolidated Statements of Cash Flows Continued

Unaudited (in thousands)

	Three Months Ended March 31

	2021[1]	2022

Cash flows from financing activities:

Taxes paid related to net share settlement of equity awards	$(142,463)	$(204,768)

Principal repayment of long-term debt	(1,995,000)	-

Prepayment penalty on long-term debt	(212,883)	-

Proceeds from issuance of convertible senior notes, net of issuance costs	1,979,166	-

Purchases of capped calls related to convertible senior notes	(100,200)	-

Proceeds from exercise of stock options	47,793	11,652

Change in funds payable and amounts payable to customers	1,867,080	2,396,635

Net cash provided by financing activities	1,443,493	2,203,519

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(72,287)	3,398

Net increase in cash, cash equivalents, and restricted cash	817,329	3,211,939

Cash, cash equivalents, and restricted cash, beginning of period	7,668,252	9,727,289

Cash, cash equivalents, and restricted cash, end of period	$8,485,581	$12,939,228

1 The condensed consolidated statements of cash flows for the three months ended March 31, 2021 has been revised to correct for errors identified by management during the preparation of the financial statements for the three months ended March 31, 2022. The errors understated cash flows from operations by $124 million and overstated the cash flows from financing activities by $124 million for the three months ended on March 31, 2021. Management has determined that these errors did not result in the previously issued financial statements being materially misstated. These errors primarily related to the timing of tax payments from the net settlement of equity awards at the initial public offering in December 2020. In particular, in 2020, we reported $1.65 billion of cash used in financing activities to cover taxes paid related to the net share settlement of our equity awards that vested upon our initial public offering. However, approximately $127 million of this amount was actually remitted to taxing authorities in foreign jurisdictions in Q1 2021, rather than Q4 2020. This had no impact on our condensed consolidated financial statements outside of the presentation in our statements of cash flow and did not affect either our condensed consolidated balance sheets or statements of operations.

Key Business Metrics

(in millions)

	Three Months Ended March 31

	2021	2022

Nights and Experiences Booked	64.4	102.1

Gross Booking Value	$10,289.7	$17,164.8

We track certain key business metrics to measure our performance, identify trends, formulate financial projections, and make strategic decisions. Our key business metrics include GBV and Nights and Experiences Booked. GBV represents the dollar value of bookings on our platform in a period and is inclusive of Host earnings, service fees, cleaning fees, and taxes, net of cancellations and alterations that occurred during that period. Nights and Experiences Booked on our platform in a period represents the sum of the total number of nights booked for stays and the total number of seats booked for experiences, net of cancellations and alterations that occurred in that period. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies that may calculate similarly titled metrics in a different way.

Reconciliations of Non-GAAP Financial Measures

The following is a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, net income (loss).

Adjusted EBITDA Reconciliation

(in millions)

	Three Months Ended
	Mar 31 2019	Jun 30 2019	Sept 30 2019	Dec 31 2019	Mar 31 2020	Jun 30 2020	Sept 30 2020	Dec 31 2020	Mar 31 2021	Jun 30 2021	Sept 30 2021	Dec 31 2021	Mar 31 2022

Revenue	$839.0	$1,213.7	$1,645.7	$1,106.8	$841.8	$334.8	$1,342.3	$859.3	$886.9	$1,335.2	$2,237.5	$1,532.2	$1,508.9

Net income (loss)	$(292.0)	$(297.5)	$266.7	$(351.5)	$(340.6)	$(575.6)	$219.3	$(3,887.8)	$(1,172.2)	$(68.2)	$833.9	$54.5	$(18.8)

Adjusted to exclude the following:

Provision for (benefit from) income taxes	13.1	225.5	14.6	9.4	(16.5)	(63.8)	87.7	(104.6)	6.3	11.2	16.6	17.7	10.7

Other (income) expense, net	(6.5)	(6.3)	(29.3)	28.2	46.8	12.8	56.2	831.4	300.1	2.1	(2.2)	4.7	1.9

Interest expense	1.8	2.5	2.5	3.2	(1.5)	49.2	59.8	64.2	421.9	6.5	6.7	2.5	5.8

Interest income	(22.3)	(24.4)	(22.0)	(17.2)	(13.7)	(5.8)	(4.3)	(3.3)	(3.1)	(2.9)	(3.0)	(3.7)	(4.7)

Depreciation and amortization	21.0	24.1	31.2	37.8	33.9	29.9	29.6	32.4	38.3	35.5	33.7	30.8	29.2

Stock-based compensation expense(1)	14.0	18.1	40.2	25.2	41.6	39.6	29.4	2,891.5	229.5	232.8	210.9	225.6	194.9

Stock-settlement obligations related to IPO	-	-	-	-	-	-	-	103.4	-	-	-	-	-

Acquisition-related impacts	-	-	-	-	-	-	-	37.2	8.0	(0.7)	3.1	0.8	11.4

Net changes in lodging tax reserves	23.0	15.4	9.7	(11.5)	(84.3)	2.2	0.9	0.7	0.6	0.5	2.0	(0.3)	(1.6)

Restructuring charges	-	-	-	-	-	114.2	22.8	14.4	112.0	0.6	(0.5)	0.8	0.3

Adjusted EBITDA	$(247.9)	$(42.6)	$313.6	$(276.4)	$(334.3)	$(397.3)	$501.4	$(20.5)	$(58.6)	$217.4	$1,101.2	$333.4	$229.1

Adjusted EBITDA margin	(30)%	(4)%	19%	(25)%	(40)%	(119)%	37%	(2)%	(7)%	16%	49%	22%	15%

1 Excludes stock-based compensation related to restructuring, which is included in restructuring charges in the table above.

The following is a reconciliation of Free Cash Flow to the most comparable GAAP measure, net cash provided by (used in) operating activities.

Free Cash Flow Reconciliation

(in millions)

	Three Months Ended
	Mar 31 2019	Jun 30 2019	Sept 30 2019	Dec 31 2019	Mar 31 2020	Jun 30 2020	Sept 30 2020	Dec 31 2020	Mar 31 2021	Jun 30 2021	Sept 30 2021	Dec 31 2021	Mar 31 2022

Net cash provided by (used in) operating activities	$314.0	$151.7	$(42.2)	$(190.7)	$(562.9)	$(256.9)	$338.3	$(264.6)	$618.4	$790.0	$527.8	$382.0	$1,202.0

Purchases of property and equipment	(36.9)	(30.6)	(31.8)	(26.1)	(15.7)	(6.2)	(7.6)	(7.9)	(7.7)	(7.6)	(5.6)	(4.4)	(6.0)

Free Cash Flow	$277.1	$121.1	$(74.0)	$(216.8)	$(578.6)	$(263.1)	$330.7	$(272.5)	$610.7	$782.4	$522.2	$377.6	$1,196.0

TTM Free Cash Flow				$107.4	$(748.3)	$(1,132.5)	$(727.8)	$(783.5)	$405.8	$1,451.3	$1,642.8	$2,292.9	$2,878.2

Other cash flow components:

Net cash provided by (used in) investing activities	$41.6	$(109.6)	$17.9	$(297.1)	$2.3	$(581.1)	$(237.3)	$895.7	$(1,172.3)	$325.5	$(175.7)	$(329.5)	$(197.0)

Net cash provided by (used in) financing activities	$1,479.8	$624.9	$(1,424.9)	$164.7	$(346.1)	$2,543.8	$(1,032.6)	$1,892.1	$1,443.5	$2,327.3	$(2,320.5)	$(147.6)	$2,203.5

The following is a reconciliation of operating expense line items less stock-based compensation and acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements.

Reconciliation of Non-GAAP Operating Expenses

(in thousands)

	Three Months Ended March 31

	2021	2022

Operations and support	$185,436	$233,012

Less: Stock-based compensation	(11,412)	(11,695)

Operations and support excluding stock-based compensation	$174,024	$221,317

Product development	$363,061	$362,927

Less: Stock-based compensation	(143,715)	(117,876)

Product development excluding stock-based compensation	$219,346	$245,051

Sales and marketing	$229,125	$344,616

Less: Stock-based compensation	(25,901)	(21,207)

Less: Acquisition-related impacts	(7,989)	(11,400)

Sales and marketing excluding stock-based compensation and acquisition-related impacts	$195,235	$312,009

General and administrative	$189,762	$210,573

Less: Stock-based compensation	(48,457)	(44,114)

General and administrative excluding stock-based compensation	$141,305	$166,459

Restructuring charges	$111,982	$317

Less: Stock-based compensation	11	(31)

Restructuring charges excluding stock-based compensation	$111,993	$286

Glossary

Nights and Experiences Booked	Nights and Experiences Booked on our platform in a period represents the sum of the total number of nights booked for stays and the total number of seats booked for experiences, net of cancellations and alterations that occurred in that period.

Gross Booking Value	Gross Booking Value (“GBV”) represents the dollar value of bookings on our platform in a period and is inclusive of Host earnings, service fees, cleaning fees, and taxes, net of cancellations and alterations that occurred during that period.

Revenue	Revenue consists of service fees, net of incentives and refunds, charged to our customers.

Adjusted EBITDA	Adjusted EBITDA is defined as net income or loss adjusted for (i) provision for (benefit from) income taxes; (ii) interest income, interest expense, and other income (expense), net; (iii) depreciation and amortization; (iv) stock-based compensation expense and stock-settlement obligations related to the IPO; (v) acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements; (vi) net changes to the reserves for lodging taxes for which management believes it is probable that we may be held jointly liable with Hosts for collecting and remitting such taxes; and (vii) restructuring charges.

Adjusted EBITDA Margin	Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue.

Free Cash Flow	Free Cash Flow represents net cash provided by (used in) operating activities less purchases of property and equipment.

®/™ Frank Lloyd Wright’s name and likeness are the intellectual property of the Frank Lloyd Wright Foundation. Used by permission.